EXHIBIT 10.1

SECOND AMENDMENT

SECOND AMENDMENT, dated as of February 20, 2009 (this “Amendment”), to the Credit Agreement, dated as of April 21, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Borrower”), (ii) BSC INTERNATIONAL HOLDING LIMITED, a company incorporated under the laws of Ireland (the “Term Loan Borrower”), (iii) the several banks and other financial institutions from time to time parties thereto (the “Lenders”), (iv) MERRILL LYNCH CAPITAL CORPORATION, as Syndication Agent (the “Syndication Agent”), (v) BEAR STEARNS CORPORATE LENDING INC., DEUTSCHE BANK SECURITIES INC. and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents (each in such capacity, a “Documentation Agent”, and collectively, the “Documentation Agents”), and (vi) BANK OF AMERICA, N.A., as Administrative Agent for the Lenders thereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Term Loan Borrower, the Lenders, the Syndication Agent, the Documentation Agents and the Administrative Agent are parties to the Credit Agreement; and

WHEREAS, the Borrowers have requested that the Lenders amend the Credit Agreement as set forth herein; and

WHEREAS, the Lenders and the Administrative Agent are willing to agree to such amendment to the Credit Agreement, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Borrowers, the Lenders and the Administrative Agent hereby agree as follows:

ARTICLE I

SECTION 1.1 Defined Terms.  Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

SECTION 1.2 Amendments to Subsection 1.1 (Definitions).  (a)  The definition of the term “Applicable Margin” in subsection 1.1 of the Credit Agreement is hereby amended to read as follows:

“Applicable Margin”:  with respect to each day for each Type of Loan, the rate per annum based on the Ratings in effect on such day, as set forth under the relevant column heading below:

Revolving Loans and Term Loans
Revolving Loans			Term Loans
Rating	Eurodollar Loans/ Multicurrency Loans	ABR Loans	Eurodollar Loans	ABR Loans
Rating I	0.800%	0%	1.000%	0%
Rating II	0.875%	0%	1.125%	0.125%
Rating III	0.950%	0%	1.250%	0.250%
Rating IV	1.025%	0.025%	1.375%	0.375%
Rating V	1.100%	0.100%	1.500%	0.500%
Rating VI	1.175%	0.175%	1.625%	0.625%
Rating VII	1.250%	0.250%	1.750%	0.750%

(b) The definition of the term “Consolidated EBITDA” in subsection 1.1 of the Credit Agreement is hereby amended by replacing the current definition with the following:

“Consolidated EBITDA”:  of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of

(a) income tax expense, including any expenses resulting from income tax disputes with a Governmental Authority,

(b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness,

(c) depreciation expense,

(d) amortization or write-down of intangibles (including, but not limited to, goodwill) and organization costs,

(e) (i) any extraordinary, unusual or nonrecurring expenses or losses (to the extent any of the foregoing are non-cash items) (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and including special charges and purchased research and development charges in connection with acquisitions and other strategic alliances, inventory step-up charges, and unrealized investment impairments), and (ii) net litigation-related charges and credits until such items are paid or received (at such time as such items are paid or received, as applicable, such cash payments shall be subtracted from Consolidated Net Income and such cash receipts shall be added to Consolidated Net Income),

(f) any non-cash stock compensation expense in accordance with FAS123(r),

(g) with regard to any period ending March 31, 2009 through March 31, 2011 any cash litigation costs, including judgments, orders, awards, settlements and related legal costs paid during such period (net of any cash litigation or settlement payments received during such period) (“Cash Litigation Charges”), provided that, solely for the purposes of this definition, the aggregate amount of Cash Litigation Charges under this clause (g) shall not exceed the sum of $1,137,000,000 plus all cash payments (net of cash receipts) related to amounts that were recorded in the financial statements of the Borrower before January 1, 2009,

(h) with regard to any period ending March 31, 2009 through March 31, 2011 any cash or non-cash charges in respect of restructurings, plant closings, staff reductions, distributor network optimization initiatives, distribution technology optimization initiatives or other similar charges, provided that, solely for the purposes of this definition, the aggregate amount of all charges under this clause (h) shall not exceed $346,000,000 in the aggregate, and

(i) any income or expense associated with business combinations following the adoption of FASB Statement No. 141(R), "Business Combinations - a replacement of FASB Statement No. 141", which would have been treated as a cost of the acquisition (e.g., as goodwill) under FASB Statement No. 141, "Business Combinations", and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of

(a) interest income (except to the extent deducted in determining Consolidated Interest Expense), and

(b) any extraordinary, unusual or nonrecurring income or gains (to the extent any of the foregoing are non-cash items) (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business, inventory step-up charges, and unrealized investment impairments).

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition as if the Acquisition had been effected on the first day of such period.

(c) The definition of the term “Excess Utilization Day” in subsection 1.1 of the Credit Agreement is hereby deleted.

(d) The definition of the term “Facility Fee Rate” in subsection 1.1 of the Credit Agreement is hereby amended to read as follows:

“Facility Fee Rate”:  for each day during each calculation period, the rate per annum based on the Ratings in effect on such day, as set forth below:

Rating	Facility Fee Rate

Rating I	0.20%
Rating II	0.25%
Rating III	0.30%
Rating IV	0.35%
Rating V	0.40%
Rating VI	0.45%
Rating VII	0.50%

SECTION 1.3 Conditions to Effectiveness.  This Amendment shall become effective on the date (the “Amendment Effective Date”) on which (a) the Borrowers, the Administrative Agent and the Majority Lenders shall have executed and delivered to the Administrative Agent this Amendment, (b) the Borrowers shall have prepaid, or shall have made arrangements to prepay substantially simultaneously with this Amendment becoming effective, the Term Loans in the aggregate amount of not less than $500,000,000 (which prepayment shall be applied in accordance with Section 3.7(a) of the Credit Agreement, the Lenders hereby agreeing to waive the four Business Day notice provision set forth in Section 3.1(a)), (c) the Borrower shall have reduced, or shall have made arrangements to reduce substantially simultaneously with this Amendment being effective, the aggregate Revolving Credit Commitments in an amount of not less than $250,000,000 (which reduction shall be made in accordance with Section 2.9 of the Credit Agreement, the Lenders hereby agreeing to waive the five Business Day notice provision set forth in such Section) and (d) all fees payable to Banc of America Securities LLC and any Lender shall have been paid.

SECTION 1.4 Representation and Warranties.  To induce the Administrative Agent to enter into this Amendment, each Borrower hereby represents and warrants to the Administrative Agent and all of the Lenders as of the Amendment Effective Date that:

(a) Corporate Power; Authorization; Enforceable Obligations.

(i) Each of the Borrower and the Term Loan Borrower has the corporate power and authority, and the legal right, to make and deliver this Amendment and to perform the Loan Documents, as amended by this Amendment, to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment and the performance of the Loan Documents, as so amended, to which it is a party.

(ii) No consent or authorization of, filing with (other than the Borrower’s public filing of the Amendment on Form 8-K), or notice to or other act by or in respect of, any Governmental Authority or any other Person is required with respect to the Borrower or any of its Subsidiaries in connection with the execution and delivery of this Amendment or with the performance, validity or enforceability of the Loan Documents, as amended by this Amendment, to which the Borrowers are party.

(iii) This Amendment has been duly executed and delivered on behalf of the Borrower and the Term Loan Borrower.

(iv) This Amendment and each Loan Document, as amended by this Amendment, to which each of the Borrowers is a party constitutes a legal, valid and binding obligation of the Borrower and the Term Loan Borrower enforceable against the Borrowers in accordance with its terms, subject to the effects of bankruptcy, examination, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b) Representations and Warranties.  The representations and warranties made by each Borrower in and pursuant to the Loan Documents are true and correct in all material respects on and as of the Amendment Effective Date, after giving effect to the effectiveness of this Amendment, as if made on and as of the Amendment Effective Date.

SECTION 1.5 Payment of Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Administrative Agent.

SECTION 1.6 No Other Amendments; Confirmation.  Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect.

SECTION 1.7 Governing Law; Counterparts.  (a)  This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Amendment may be delivered by facsimile transmission of the relevant signature pages thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

BOSTON SCIENTIFIC CORPORATION

By:
Name
Title

BSC INTERNATIONAL HOLDING LIMITED

By:
Name
Title

BANK OF AMERICA, N.A.
as Administrative Agent and as a Lender

By:
Name
Title

as a Lender

By:
Name
Title